EXHIBIT 10.3

PERSONAL AND CONFIDENTIAL

March 3, 2017

Mr. Mark McCollum
[Personal Address Intentionally Omitted]

Dear Mark,

On behalf of the Board of Directors, it is my pleasure to offer you the position of President, Chief Executive Officer and Director of Weatherford International plc, serving on, and reporting to, the Board of Directors.

In connection with your appointment, the Board of Directors approved the following compensation arrangements:

(1)    an annual base salary of $1.0 million;

(2)    eligibility to participate in the Company’s Executive Non-Equity Incentive Compensation Plan (the “EICP”), as described in the Company’s annual proxy statement filed with the Securities and Exchange Commission on April 26, 2016, with threshold, target and superior goals (expressed as a percentage of base salary) set at 60%, 120% and 180%, and non-discretionary metrics. The performance metrics and payout schedule is detailed in Appendix A, attached. There is a Comparative Performance Matrix multiplier (of 1.333) applicable for 2017, which provides for the potential maximum bonus up to 240% of base salary.

(3)    a 2017 long term equity incentive award of $6 million, consisting of 50% restricted share units and 50% performance share units with share price increase metrics pursuant to the 2017 plan detailed on Appendix A, attached, vesting in equal installments over a three year period using the closing stock price the day immediately prior to grant;

(4)    a one-time inducement award of restricted share units equal to $3 million, vesting 25% (first anniversary), 25% (second anniversary), and 50% (third anniversary) using the closing stock price the day immediately prior to grant, provided such restricted share units will vest immediately if you are terminated without Cause (as defined in the CIC Agreement), or by you for Good Reason (as defined in the CIC Agreement) prior to vesting; and

(5)     a Change in Control Agreement (the “CIC Agreement”), with 3x multiple, in the form attached.

Equity awards will be made on your start date. In addition to the foregoing, your offer also includes the following items:

•	Participation in the Company’s medical, dental, vision, life and disability plans.

•	Vacation benefits will accrue at the rate of 6 weeks of vacation per year.

•	Transportation allowance in the amount of $900 per month.

In the event your employment relationship with the Company is terminated by the Company without Cause (as defined in the CIC Agreement), or by you for Good Reason (as defined in the CIC Agreement) at any time prior to the third anniversary of your start date, you shall receive:

(A)    a lump sum cash amount equal to two times your base salary as of the date of your termination of employment; and

(B)    the vesting of your inducement award as described in clause (4) above.

This offer of employment and your subsequent employment with Weatherford is contingent upon the successful completion of a pre-employment drug test. Upon your acceptance of this offer, you will be contacted to schedule a convenient time and location for your pre-employment drug test.

You may confirm your acceptance of this offer by signing a copy of this offer letter and returning it to me at wmacaulay@firstreserve.com.

If you have any questions regarding these items, please contact me at your earliest convenience.

Weatherford is committed to pursuing the highest standards of excellence in everything we do, particularly in all our business processes. It is the policy of the company to (1) comply with all applicable laws and regulations in the areas within which we operate or exceed compliance where our stated expectations require; (2) conduct all operations in a manner that promotes safe work practices and minimizes risk to our employees, our communities and environment; and (3) implement the programs, training, and internal controls necessary to achieve these goals.

We are excited about having you join us and look forward to working together to make Weatherford a leader in the oilfield service marketplace.

Sincerely,	Accepted:
By :_/s/ Mark McCollum
/s/ William M. Macaulay	Mark McCollum
William M. Macaulay,
on behalf of the Board of Directors of Weatherford International plc
Date: March 6, 2017